UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2012

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On June 19, 2012, the Board of Directors of Southwestern Energy Company (the “Company”) elected Elliott Pew as a director of the Company effective June 25, 2012.  Mr. Pew was elected for a term expiring at the annual meeting of stockholders in 2013, at which time his continued service will be subject to stockholder approval.  With the election of Mr. Pew, the Board of Directors has eleven (11) members.

The selection of Mr. Pew was not pursuant to any arrangement or understanding between him and any other person.  Mr. Pew has not been appointed to serve on any of the committees of the Board of Directors and is not expected to be so appointed at this time.

There are no transactions between Mr. Pew and the Company that are required to be reported under Item 404(a) of Regulation S-K.

In connection with his election as a director, Mr. Pew will receive a pro-rated annual cash retainer for the remainder of the 2012-2013 term.   In addition, on June 25, 2012, the effective date of his appointment, Mr. Pew will receive from the Company, pursuant to the Company’s 2004 stock incentive plan, 3,000 nonqualified stock options that will vest ratably over three years from the date of grant and 1,500 shares of restricted stock that will vest ratably over a period of four years from the date of grant. The exercise price of the stock options will be the closing stock price on June 22, 2012.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated June 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: June 21, 2012	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated June 21, 2012.